Keryx Biopharmaceuticals, Inc. Announces First Quarter 2011 Financial Results

Keryx to Host Investor Conference Call on Monday, May 2, 2011 at 8:30am EDT

NEW YORK, April 29, 2011 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and renal disease (the “Company”), today announced its results for the first quarter ended March 31, 2011.

At March 31, 2011, the Company had cash, cash equivalents and investment securities of $23.1 million, as compared to $28.5 million at December 31, 2010.  Subsequent to March 31, 2011, the Company received a $5.0 million milestone payment from its Japanese partner for Zerenex (ferric citrate), Japan Tobacco Inc. (“JT”) and Torii Pharmaceutical Co., Ltd. (“Torii”), related to JT and Torii’s commencement of a Phase 3 clinical program of ferric citrate in Japan.

The net loss for the first quarter ended March 31, 2011, was $6.4 million, or $0.10 per share, compared to a net loss of $4.0 million, or $0.07 per share, for the comparable quarter in 2010, representing an increase in net loss of $2.4 million.  Other research and development expenses, for the first quarter ended March 31, 2011, increased by $2.1 million, as compared to the first quarter of 2010, principally related to the KRX-0401 (perifosine) and Zerenex Phase 3 clinical programs.  The net loss for the first quarter ended March 31, 2011, included $0.6 million of non-cash compensation expense related to equity incentive grants.

Commenting on the quarter, Ron Bentsur, the Company's Chief Executive Officer, said, “During the first quarter, we continued to advance our compounds, perifosine and Zerenex, in Phase 3 development.”  Ron Bentsur, continued, “We are focused on meeting the key clinical milestones that we have set out to achieve, while remaining operationally efficient with a well-controlled burn rate.”

The Company will host an investor conference call Monday, May 2, 2011, at 8:30am EDT, to discuss the Company’s first quarter financial results and provide a business outlook for the remainder of 2011.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 studies is being conducted under a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA). Keryx is also developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex in the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially are identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director – Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended March 31,
	2011	2010
OPERATING EXPENSES:
Research and development:
Non-cash compensation	$259	$242
Other research and development	4,618	2,554
Total research and development	4,877	2,796

General and administrative:
Non-cash compensation	314	407
Other general and administrative	1,284	898
Total general and administrative	1,598	1,305

TOTAL OPERATING EXPENSES	6,475	4,101

OPERATING LOSS	(6,475)	(4,101)

OTHER INCOME:
Interest and other income, net	70	86

NET LOSS	$(6,405)	$(4,015)

NET LOSS PER COMMON SHARE
Basic and diluted net loss per common share	$(0.10)	$(0.07)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	61,549,633	56,880,953

Balance Sheet Information:
	March 31, 2011	December 31, 2010*
	(unaudited)
Cash, cash equivalents and short-term investment securities	$23,065	$28,512
Total assets	26,663	32,114
Accumulated deficit	(348,169)	(341,764)
Stockholders’ equity	17,416	23,248

* Condensed from audited financial statements.